Exhibit 99.4

GENERAL MONITORS, INC.

CONSOLIDATED FINANCIAL REPORT

(Unaudited)

September 30, 2010

GENERAL MONITORS, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In thousands)

Unaudited

	Nine Months Ended September 30
	2010	2009
Net sales	$36,443	$38,308
Other income	157	99

	36,600	38,407

Costs and expenses
Cost of products sold	13,535	16,576
Selling, general and administrative	9,961	9,967
Research and development	3,580	3,618
Interest expense	1	2
Currency exchange gains	(9)	(63)

	27,068	30,100

Income before income taxes	9,532	8,307
Provision for income taxes	120	166

Net income	9,412	8,141

See notes to condensed consolidated financial statements.

GENERAL MONITORS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except share amounts)

Unaudited

	September 30 2010	December 31 2009
Assets
Current assets
Cash and cash equivalents	$9,745	$9,043
Accounts receivable, less allowance for doubtful accounts of $592 and $576	8,437	8,131
Inventories	5,506	3,718
Prepaid expenses and other current assets	51	640

Total current assets	23,739	21,532

Property, less accumulated depreciation of $10,865 and $10,561	3,188	3,292
Other noncurrent assets	182	65

Total assets	27,109	24,889

Liabilities
Current liabilities
Accounts payable	$1,766	$1,032
Other current liabilities	4,431	3,075
Income taxes payable	48	133

Total current liabilities	6,245	4,240

Other noncurrent liabilities	190	190

Total liabilities	6,435	4,430

Shareholders’ Equity
Common stock – authorized 800,000 shares of $0.10 par value; issued 79,026 shares	8	8
Additional paid in capital	1,821	1,821
Note receivable from shareholder	(493)	(639)
Retained earnings	19,338	19,269

Total shareholders’ equity	20,674	20,459

Total liabilities and shareholders’ equity	27,109	24,889

See notes to condensed consolidated financial statements.

GENERAL MONITORS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

Unaudited

	Nine Months Ended September 30
	2010	2009
Operating Activities
Net income	$9,412	$8,141
Depreciation	335	419
Other noncurrent assets and liabilities	(117)	188
Other, net	34	11

Operating cash flow before changes in working capital	9,664	8,759

Accounts receivable	(306)	(679)
Inventories	(1,788)	869
Accounts payable and accrued liabilities	2,005	(1,107)
Prepaid expenses and other current assets	589	(17)

Decrease (increase) in working capital	500	(934)

Cash flow from operating activities	10,164	7,825

Investing Activities
Property additions	(265)	(884)

Cash flow from investing activities	(265)	(884)

Financing Activities
Distributions to shareholders	(9,343)	(5,111)
Collections on shareholder note	146	200

Cash flow from financing activities	(9,197)	(4,911)

Increase in cash and cash equivalents	702	2,030
Beginning cash and cash equivalents	9,043	7,165

Ending cash and cash equivalents	9,745	9,195

See notes to condensed consolidated financial statements.

GENERAL MONITORS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

(1) Basis of Presentation

The condensed consolidated financial statements of General Monitors, Inc. and its wholly-owned subsidiary (the Company) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include certain information and disclosures required for comprehensive financial statements.

The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The other information in these financial statements is unaudited; however, we believe that all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of these interim periods have been included. The results for interim periods are not necessarily indicative of the results to be expected for the full year.

(2) Inventories

(In thousands)	September 30 2010	December 31 2009
Finished products	$2,930	$2,599
Raw materials and supplies	3,292	1,920

	6,222	4,519
Reserve for obsolescence	716	801

	5,506	3,718

(3) Derivative Financial Instruments

The Company enters into certain derivative foreign currency forward contracts that do not meet the GAAP criteria for hedge accounting, but which have the impact of partially offsetting certain foreign currency exposures. These forward contracts are accounted for on a full mark-to-market basis and the related gains or losses are reported in currency exchange gains or losses. At September 30, 2010, the notional amount of open forward contracts was $1.2 million and the unrealized gain on these contracts was immaterial. All open forward contracts will mature during the fourth quarter of 2010.

The fair values of assets and liabilities associated with derivative financial instruments at September 30, 2010 and December 31, 2009 were insignificant. We estimate the fair value of these financial instruments using valuation models with inputs that generally can be verified by observable market conditions and do not involve significant management judgment. Accordingly, the fair values of these financial instruments are classified within Level 2 of the fair value hierarchy.

Losses on foreign exchange contracts are reported in currency exchange losses (gains) and were insignificant for the nine months ended September 30, 2010 and $0.1 million for the nine months ended September 30, 2009.

(4) Income Taxes

The Company, with the consent of its shareholders, has elected to be taxed under sections of income tax law (federal and various states) which provide that, in lieu of corporate income taxes, the shareholders separately account for their pro rata shares of income, deductions, losses and credits. As a result of this election, no federal income taxes have been recorded in the accompanying financial statements. State income taxes are recorded in accordance with each state’s respective tax law.

(5) Related Party Transactions

The Company transacts business with two companies General Monitors Transnational, LLC and Subsidiaries (GMT) and General Monitors Ireland Limited (GMIL) that are affiliated through certain common ownership and management. GMT provides product components and finished products for resale. In addition, GMT provides services for certain administrative, product development and marketing and sales promotion services, while the Company provides inventory to GMT and GMIL.

The Company also transacts business with Wuxi General Monitors Co., Ltd. (Wuxi) which is affiliated through a 30 percent ownership by GMT. The Company provides product components and finished products for resale.

Related-party transactions for the nine months ended September 30, 2010 and 2009 were as follows:

	Nine Months Ended September 30
(In thousands)	2010	2009
Sales to affiliates (included in net sales)	$875	$2,301
Cost of goods sold to affiliates (included in cost of products sold)	571	1,559
Purchases from affiliates *	3,944	5,277
Servicing fees from affiliates (included in SG&A and R&D expenses)	8,048	8,132
Rent charged to affiliates (included in other income)	55	52

*	Purchases from affiliates are generally charged to inventories and ultimately reported in cost of products sold.

Related-party balances at September 30, 2010 and December 31, 2009 were as follows:

(In thousands)	September 30 2010	December 31 2009
Net due to affiliates	$1,046	$448

(6) Contingencies

Self-insurance of general liability: The Company acts as a self-insurer for its general liability coverage up to $0.5 million per claim. As of September 30, 2010, the Company is not aware of any amounts to be accrued as claims against the self-insured portion of the coverage.

Self-insurance of employee medical benefits: For most of the U.S. employees, the Company acts as a self-insurer for its medical, dental and vision claims, with stop-loss coverage for individual medical participant costs over $60,000 per year and an annual cap based on the number of employees. The Company has recorded a liability related to the Company’s self-insurance of its employee medical plan of $0.3 million at September 30, 2010.

(7) Statement of Changes in Shareholders’ Equity

(In thousands)	Common Stock	Additional Paid in Capital	Note Receivable From Shareholder	Retained Earnings	Total Equity
Balance at December 31, 2009	$8	$1,821	$(639)	$19,269	$20,459
Net income	—	—	—	9,412	9,412
Distributions to shareholders	—	—	—	(9,343)	(9,343)
Collections on note receivable from shareholder	—	—	146	—	146

Balance at September 30, 2010	8	1,821	(493)	19,338	20,674

(In thousands)	Common Stock	Additional Paid in Capital	Note Receivable From Shareholder	Retained Earnings	Total Equity
Balance at December 31, 2008	$8	$1,821	$(839)	$16,244	$17,234
Net income	—	—	—	8,141	8,141
Distributions to shareholders	—	—	—	(5,111)	(5,111)
Collections on note receivable from shareholder	—	—	200	—	200

Balance at September 30, 2009	8	1,821	(639)	19,274	20,464

On January 1, 2008, the Company sold 3,533 shares of common stock at $222 per share to an existing shareholder for $0.8 million, including $500 in cash and a promissory note. The note receivable, bearing interest at the prime rate, is collateralized by the common stock sold. On October 13, 2010, in connection with the sale of substantially all of the Company’s assets, as further described in Note 9, the balance due was paid in full.

(8) Recently Adopted and Recently Issued Accounting Standards

In May 2009, and as updated in February 2010, the FASB issued a statement that establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, the statement sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. See Note 9 for disclosures.

In June 2009, the FASB issued a new accounting pronouncement which revises the approach to determine the primary beneficiary of a variable interest entity (VIE) and requires more frequent reassessment of whether a VIE must be consolidated. This accounting pronouncement is effective for the Company beginning in 2010. The adoption of the new standard had no impact on the financial statements.

In October 2009, the FASB issued a new accounting pronouncement which changes the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a consolidated unit. This accounting pronouncement requires significantly expanded disclosures related to a vendor’s multiple deliverable revenue arrangements and is effective for the Company beginning in 2011. The Company is currently evaluating the impact of this pronouncement.

(9) Subsequent Events

On October 13, 2010, the Company sold substantially all of its assets to Mine Safety Appliances Company (MSA). MSA paid cash consideration of approximately $145.0 million, plus the assumption of substantially all of the liabilities of the Company. The sales price is subject to a working capital adjustment. There is no contingent consideration. Approximately $20.0 million of the cash consideration is held in an escrow account to cover potential unrecorded liabilities as of the closing date. Amounts not disbursed to pay unrecorded liabilities will be released to the Company approximately 24 months after the transaction date. The Company is not aware of any amount that currently needs to be disbursed from the escrow account. In connection with the sale, the Company changed its name to GLMNT CORP.

Management has evaluated subsequent events through December 23, 2010, the date the financial statements were issued, and has concluded that all events that would require recognition or disclosure are appropriately reflected in the financial statements.